Frontier Group Holdings, Inc. Announces New Board Member
DENVER – Feb. 9, 2026 - Frontier Group Holdings, Inc. (NASDAQ: ULCC), parent company of Frontier Airlines, Inc., today announced the appointment of Anthony Salcido to the company’s Board of Directors.

“We are very pleased to have Mr. Salcido join the Frontier Board of Directors,” said William A. Franke, chairman of Frontier Group Holdings, Inc. “His deep experience in corporate financial leadership and other key areas of financial discipline will be of tremendous benefit to our organization.”

Mr. Salcido served as the Chief Accounting Officer of Toyota Motors North America from June 2017 until his retirement in July 2019, after previously serving in various senior financial positions within Toyota since January 2005. He currently serves on the Board of Trustees and as Finance Committee Chair for Social and Public Art Resource Center, a Los Angeles-based organization whose mission is to preserve, protect and promote socially relevant artwork. Mr. Salcido also served on the Board of Trustees and as Audit Committee Chair of the Hispanic Scholarship Fund from January 2008 to September 2021. He served as Audit Committee Chair of Toyota Motors Credit Corporation from January 2011 to July 2019.

He holds a B.S. in business administration from the University of Southern California and is a Certified Public Accountant (inactive).

About Frontier Airlines
Frontier Airlines, Inc. (NASDAQ: ULCC) is committed to delivering Low Fares Done Right. Headquartered in Denver, Frontier operates one of the youngest and most fuel-efficient fleets in the U.S. With its expanding network, America’s best value loyalty program, and bold new product offerings, Frontier is redefining low-fare travel and building the New Frontier as America’s Low Fare Airline.

Contacts:
Corporate Communications
Jennifer F. de la Cruz
Email: JenniferF.Delacruz@flyfrontier.com
Phone: 720.374.4207

Investor Relations
David Erdman
Email: David.Erdman@flyfrontier.com
Phone: 720.798.5886